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   P.O. Box 7108
   Billings, MT 59103





The Board of Directors
First Interstate BancSystem, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of First Interstate BancSystem, Inc. of our report dated January 29, 1999, relating to the consolidated balance sheets of First Interstate BancSystem, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of First Interstate BancSystem, Inc.


                                      /s/ KPMG LLP


Billings, Montana
March 8, 1999